Exhibit 10.1

EMPLOYMENT AGREEMENT

DEED OF VARIATION

This Deed dated as of 8 October 2008, between Foster Wheeler Energy Limited registered number 1361134 of Shinfield Park, Reading, Berkshire, RG2 9FW (the “Company”) and David Wardlaw of The Thimbles, Wootton Rivers, Marlborough, Wiltshire, SN8 4NJ (the “Executive”).

WHEREAS, the Executive is currently employed by the Company, and the Executive and the Company wish to continue their employment relationship on the terms set out in the Letter of Appointment from the Company to the Executive dated 28 November 2002 (“Appointment Letter”) as varied below (the Appointment Letter, as varied below, this “Agreement”).

The Company and the Executive hereby agree as follows:

1.	Clause 2.2 of the Appointment Letter shall be replaced with the following terms:

Bonus: The Executive shall be eligible for an annual cash incentive bonus at a target opportunity of forty percent (40%) of basic salary (up to a maximum opportunity of eighty percent (80%) of basic salary) based upon the achievement of certain business unit objectives established in advance by the Company (the “Annual Bonus”). The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of the Company’s annual incentive program as in effect from time to time and the Executive shall have no absolute right to an Annual Bonus in any year.

2.	Termination

2.1
In addition to the matters set out in clause 12.3 of the Appointment Letter, the Company also may terminate the Executive’s employment immediately and without payment in lieu of notice if he materially breaches the Foster Wheeler Code of Business Conduct and Ethics. For the avoidance of doubt, immediate dismissal or termination with immediate effect pursuant to the Appointment Letter’s Clause 12.3 (including as such Clause is amended by this Deed of Variation) shall be deemed termination for “Cause” as such term is used in this Agreement.

2.2	Clause 7.1 of the Appointment Letter shall be replaced with the following terms:

Termination for Good Reason by the Executive: The Executive may immediately resign the Executive’s position for Good Reason and, in such event, his employment shall terminate. As used herein, “Good Reason” means a material negative change in the employment relationship without the Executive’s consent, as evidenced by the occurrence of any of the following: (i) reduction of basic salary and benefits except for across-the-board changes for executives at the Executive’s level; (ii) exclusion from executive benefit/compensation plans; (iii) relocation of the Executive’s principal business location by the Company of greater than fifty (50) miles; (iv) material breach of the terms of the Executive’s employment by the Company; or (v) resignation in compliance with securities/corporate governance applicable law (such as the US Sarbanes-Oxley Act) or rules of professional conduct specifically applicable to such Executive. For each event described above in this Section 2.2, the Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure.

Termination Without Cause by the Company: The Company may terminate the Executive’s employment twelve (12) weeks following notice of termination without Cause given by the Company and, in such event, his employment shall terminate.

Termination Without Good Reason by the Executive: The Executive may voluntarily resign the Executive’s position effective thirty (30) days following notice to the Company of the Executive’s intent to voluntarily resign without Good Reason and, in such event, his employment shall terminate.

2.3
Reference to age 60 in clause 12.1(a) of the Appointment Letter shall be replaced with age 65. For the avoidance of doubt, the Executive’s Normal Retirement Date remains his 60th birthday for the purposes of the Foster Wheeler (UK) Pension Plan.

3.	Payments Upon Termination by the Company Without Cause or Voluntary Termination of the Executive with Good Reason.

Following a termination by the Company without Cause or by the Executive for Good Reason and save in circumstances of a Change of Control (as defined in Section 5 below), the Company shall pay or provide to the Executive in addition to the payments and benefits due up to the Termination Date and, in the event that the Company exercises its rights under Clause 7.3 of the Appointment Letter, in lieu of any payments or benefits due to the Executive in respect of notice under Section 2.2 above:

(i)	an amount equal to twelve (12) months of basic salary at the rate in effect on the Termination Date, payable in twelve (12) equal monthly instalments on the Company’s normal payroll dates;

(ii)
an amount equal to one hundred percent (100%) of the Executive’s annual cash incentive payment at target, payable once in a lump sum at the same time that the Company pays annual cash incentives to its active employees pursuant to its then current annual incentive program;

(iii)
twelve (12) months of continued benefits under the Company’s medical benefits programme following the Termination Date at active employee levels and at active employee cost, if and to the extent the Executive was participating in any such plan on the Termination Date, or, at the Company’s discretion, payment to the Executive of an amount equivalent to the cost of the Executive acquiring a private or individual policy providing substantially similar benefits less the amount the Executive would have paid for medical benefits if he had remained an active employee; and

(iv)
executive outplacement services by a firm selected by the Executive and approved by the Company in an amount not to exceed an equivalent sum of $8,000.00 (US Dollars) in the aggregate (which amount includes any applicable gross-up for any taxes due for such payment).

Notwithstanding any other provision of this Agreement, the pay and benefits that are due to the Executive pursuant to this Section 3 are subject to and in consideration of the Executive entering into a legally binding Compromise Agreement in a form and within the time that the Company normally requires, it being understood and agreed that the Compromise Agreement may, at the Company’s discretion and among other things, repeat the provisions of Section 4 hereof.

4.	Protection of Confidential Information; Non-Competition; Non-Solicitation.

4.1
Confidential Information. The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 4 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees that except in the course of performing the Executive’s normal duties, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its Group Companies’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 4.1. under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates.

4.2	Clauses 13.1 and 13.2 of the Appointment Letter shall be replaced with the following terms:

In consideration of the Company’s entering into this Agreement, the Executive agrees that at all times during his employment and thereafter for twenty-four (24) months, in the event the Executive’s employment is terminated pursuant to Section 5.1.2 hereof, or for twelve (12) months, in the event the Executive’s employment terminates for any other reason, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(i)
engage in any activity for or on behalf of a Competitor, as director, employee, shareholder (excluding any such shareholding by the Executive of no more than 5% of the shares of a publicly-traded company), consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the Relevant Period; or

(ii)
be employed, engaged, concerned or interested in any business which was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company and/or do or attempt to do anything which causes or may cause the Relevant Customer or any Relevant Supplier to the Company or any Relevant Group Company to cease or materially to reduce its orders, supplies or contracts with the Company or any Relevant Group Company; or

(iii)
so as to compete with the Company or any Relevant Group Company canvass, solicit, deal, contract or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

(iv)
solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company.

4.3	For purposes of this Agreement:

“Competitor” means a person or entity who or which is engaged in a material line of business conducted by the Company or any Group Company.

“a material line of business conducted by the Company” means an activity of the Company and/or any Group Company generating gross revenues to the Company and/or any Group Company of more than twenty-five million dollars ($25,000,000) (or equivalent) in the immediately preceding fiscal year of the Company;

“Critical Person” means any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Group Company” means (i) any holding company from time to time of the Company or (ii) any subsidiary or associated company from time to time of the Company or of any such holding company (for which purposes “holding company” and “subsidiary” have the meanings ascribed to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989 and “associated company” means any company which any such holding company or subsidiary holds or controls more than 20 per cent of the equity share capital);

“Products or Services” means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period;

“Relevant Customer” means any Person who or which at any time during the Relevant Period is or was:

(i)	negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

(ii)	a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

(iii)	in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Executive was directly concerned or connected during the Relevant Period in the course of his employment;

“Relevant Group Company” means any Group Company (other than the Company) for which the Executive has performed services or for which he has had operational/management responsibility at any time during the Relevant Period;

“Relevant Period” means the period of 24 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to Clause 7.2 of the Appointment Letter;

“Relevant Products or Services” means Products or Services with which sale or supply the Executive was directly concerned or connected during the Relevant Period in the course of his employment;

“Relevant Supplier” means any Person who or which at any time during the Relevant Period is or was:

(i)	negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

(ii)	in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

(iii)	selling or supplying the Company or a Relevant Group Company any Relevant Products or Services.

and in each case with whom or which the Executive was directly concerned or connected during the Relevant Period in the course of his employment;

“Termination Date” means the date on which the Executive’s employment terminates.

4.4
Remedies and Injunctive Relief. If the Executive commits a breach or threatens to breach any of the provisions of Section 4.1 or 4.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Company, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

4.5
Severability. If any of the covenants contained in Sections 4.1 or 4.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

4.6
Extension of Term of Covenants Following Violation. The period during which the prohibitions of Section 4.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 4.2.

4.7
Blue Pencilling by Court. If any of the covenants or definitions contained in Sections 4.1, 4.2 or 4.3, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

4.8
Blue Penciling by One Court Not to Affect Covenants in Another Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4.1, 4.2 or 4.3 upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties’ hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being for this purpose severable into diverse and independent covenants.

4.9
Group Companies. The restrictions entered into by the Executive in clauses 4.1 and 4.2 above are given to the Company for itself and as trustee for each and any Group Company and the Company hereby declares that to the extent that such restrictions relate to any Group Company the Company holds the benefit of them as trustee.

5.	Change of Control.

5.1.1	Definitions.

(i)	Affiliated Company. For purposes of this Agreement, “Affiliated Company” means any company, directly or indirectly, controlled by, controlling or under common control with the Parent.

(ii)	Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Parent where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (II) any acquisition by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II) and (III) of subparagraph (C) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Parent Voting Securities reaches or exceeds 20% as a result of a transaction described in clauses (I) or (II) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Parent Voting Securities; or

(B) Individuals who, as of the date hereof, constitute the Parent’s Board of Directors (such Board of Directors, the “Board”; such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) The approval by the shareholders of the Parent of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities, (II) no Person (excluding any (1) corporation owned, directly or indirectly, by the beneficial owners of the Outstanding Parent Voting Securities as described in subclause (I) immediately preceding, or (2) employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(iii)
Change of Control Period. For purposes of this Agreement, the “Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending on the twenty-fourth-month anniversary of such date.

(iv)	Parent. For the purposes of this Agreement “Parent” shall mean Foster Wheeler Ltd., a Bermuda company.

(v)
Start Date. For purposes of this Agreement, “Start Date” shall mean the first date of the Change of Control Period. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Start Date” shall mean the date immediately prior to the Termination Date.

5.1.2
Obligations of the Company upon Executive’s Voluntary Termination with Good Reason or the Company’s Involuntary Termination of Executive Without Cause (Other Than for Death or Disability) During Change of Control Period. If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates his employment for Good Reason, the Company shall pay or provide to the Executive the following:

(i)
Accrued Obligations. The sum of (I) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid, and (II) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (I) and (II), the “Accrued Obligations”), all in a lump sum in cash within 30 days following the Termination Date; and

(ii)
Base Salary. Base Salary at the rate in effect on the Termination Date and continuing for two (2) years thereafter, payable in twenty-four (24) equal monthly instalments on the Company’s normal payroll dates;

(iii)
Bonus. Two (2) payments, each in an amount equal to one hundred percent (100%) of the Executive’s annual cash incentive payment at target, one (1) of each such payments being payable in each of the two (2) years following the Termination Date at the same time that the Company pays annual cash incentives to its active employees pursuant to its then current annual incentive program;

(iv)
Medical Coverage. For two (2) years after the Executive’s Termination Date, or such longer period as may be provided by the terms of the appropriate health or welfare plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the health or welfare plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, and to the extent he otherwise is or becomes eligible therefor, as in effect generally at any time thereafter with respect to other similarly situated peer executives of the Company and the Affiliated Companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive health or welfare benefits under another employer provided plan, the health and welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and provided, however, that in lieu of the foregoing and at the Company’s discretion, the Company may make payment to the Executive of an amount equivalent to the cost of the Executive acquiring a private or individual policy providing benefits substantially similar to those set forth above in this subsection (iv). For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the second anniversary of the Termination Date and to have retired on such second anniversary;

(v)
Outplacement Services. The Company shall, at its sole expense as incurred, in an amount not to exceed $8,000.00 in the aggregate (which amount includes any applicable gross-up for any taxes), provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; and

(vi)
Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

5.1.3
Obligations of the Company upon Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change of Control Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Termination Date. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 5.1.3 shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of similarly situated peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other similarly situated peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other similarly situated peer executives of the Company and the Affiliated Companies and their beneficiaries.

5.1.4
Obligations of the Company upon Executive’s Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability (for the purposes of this Agreement defined to mean the physical or mental disability of the Executive, whether totally or partially, such that with or without reasonable accommodation the Executive is unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty (180) consecutive days) during the Change of Control Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Termination Date. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 5.1.4 shall include, and the Executive shall be entitled after the Disability start date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to similarly situated disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other similarly situated peer executives and their families at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other similarly situated peer executives of the Company and the Affiliated Companies and their families.

5.1.5
Obligations of the Company upon Executive’s Voluntary Termination Without Good Reason or the Company’s Involuntary Termination of Executive With Cause During Change of Control Period. If the Executive’s employment is terminated for Cause during the Change of Control Period, the Company shall provide to the Executive (i) the Executive’s Annual Base Salary through the Termination Date, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Change of Control Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Termination Date.

Notwithstanding any other provision of this Agreement, the pay and benefits that are due to the Executive pursuant to this Section 5 are subject to and in consideration of the Executive entering into a legally binding Compromise Agreement in a form and within the time that the Company normally requires, it being understood and agreed that the Compromise Agreement may, at the Company’s discretion and among other things, repeat the provisions of Section 4 hereof.

6.	Intellectual Property

Company’s Rights. Notwithstanding and without limiting the provisions of Section 4, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during his employment, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

7.	Deductions and Withholdings. All payments and other compensation provided in connection with this Agreement shall be less such deductions or withholdings as are required by applicable law.

8.	Entire Agreement

The Appointment Letter and this Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and save as set out below at Section 9, supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in the Appointment Letter and this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

9.	Non-exclusivity of Rights

Other than as expressly set forth in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any Group Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any Group Company.  For avoidance of doubt, it is agreed and understood that this Agreement shall not supersede or otherwise adversely affect (i) any stock option, restricted stock or other form of equity grant or award provided to Executive prior to the Date of this Agreement, (ii) any indemnification agreement heretofore entered into between the Company and the Executive, (iii) the Confidential Information and Non-Competition Agreement, dated September 30, 2002 (and Amendment No. 1 thereto) or (iv) the Patent & Secrecy Agreement dated 30 April 1977, provided, however, that in the event of a direct conflict between the terms of this Agreement and any of the foregoing documents, this Agreement shall prevail.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any Group Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to this Agreement in connection with the termination of his employment, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and any Group Company, unless specifically provided therein in a specific reference to this Agreement or the Appointment Letter.

10.	Notices

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Foster Wheeler Energy Limited
Shinfield Park
Reading, Berkshire, RG2 9FW
Attention: Chief Legal Officer

and copied to:

Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, NJ 08809-4000
Attention: General Counsel

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

11.
Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by independent legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

12.	Applicable law: This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

[SIGNATURES FOLLOW]

This Agreement has been executed and delivered as a Deed by or on behalf of the parties on the date set out at the beginning.

EXECUTED AND DELIVERED as a	)
Deed by FOSTER WHEELER ENERGY	)
LIMITED acting by Francis Bird and	)
Keith Batchelor	)

/s/ Keith Batchelor
Director

/s/ Francis Bird
Director/Secretary

EXECUTED AND DELIVERED as a	)
Deed by THE EXECUTIVE in the	)
presence of:	)

/s/ David Wardlaw
David Wardlaw
Witness:

Signature:	/s/ Karen Allcock

Name:	Karen Allcock

Address:	19 The Delphi
Lower Earley
Reading